Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
December 13, 2007
Registration Statement Nos. 333-147655
333-148057

CONCHO RESOURCES INC.

Final Term Sheet

Issuer:	Concho Resources Inc.

Common stock offered by the selling stockholders:	11,845,000 shares

Public offering price:	$18.05 per share

A copy of our preliminary prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1358071/000095012907006015/h51487a1sv1za.htm
Chase Oil Corporation is offering 8,175,330 shares of our common stock and, after the offering, will beneficially own 19.1% of our common stock. In addition, Chase Oil Corporation has granted the underwriters an option for a period of 30 days to purchase up to an aggregate of 1,776,615 additional shares of our common stock on the same terms and conditions set forth above to cover over-allotments, if any.
Concho Resources Inc., the issuer, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. toll-free at 1-866-430-0686 or Banc of America Securities LLC toll-free at 1-800-294-1322.